Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on January 11, 2006 (the “Execution Date”), to be effective for all purposes as of December 16, 2005 (the “Effective Date”), by and between General Nutrition Centers, Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of GNC Corporation, a Delaware corporation (“GNC”), and Robert Homler (the “Executive”).
     WHEREAS, the Company desires to employ the Executive on the terms and subject to the conditions set forth herein and the Executive has agreed to be so employed.
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Employment of Executive; Duties.
          1.1 Title. During the Employment Period (as defined in Section 2 hereof), the Executive shall serve as Executive Vice President and Chief Operating Officer of the Company and of GNC. The Executive shall have the normal duties, responsibilities and authority commensurate with such positions.
          1.2 Duties. During the Employment Period, the Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of the Executive’s position and shall render such services on the terms set forth herein. In addition, the Executive shall have such other executive and managerial powers and duties as may reasonably be assigned to the Executive by the Board of Directors of the Company (the “Board”), commensurate with the Executive serving as Executive Vice President and Chief Operating Officer. The Company may adjust the duties and responsibilities of Executive as Executive Vice President and Chief Operating Officer, notwithstanding the specific title set forth in Section 1.1 hereof, based upon the Company’s needs from time to time. Except for sick leave, reasonable vacations and excused leaves of absence, the Executive shall, throughout the Employment Period, devote substantially all the Executive’s working time, attention, knowledge and skills faithfully and to the best of the Executive’s ability, to the duties and responsibilities of the Executive’s positions in furtherance of the business affairs and activities of the Company, and its subsidiaries and Affiliates (as defined in Section 5.4(a) hereof) and, except where the Company provides its written consent otherwise, shall maintain the Executive’s principal residence within 75 miles of the principal office of the Company as of the Effective Date. The Executive shall at all times be subject to, comply with, observe and carry out (a) the Company’s rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally and in effect from time to time and (b) such rules, regulations, policies, codes of ethics and/or conduct, directions and restrictions as the Board may from time to time reasonably establish or approve for senior executive officers of the Company.

     2. Term of Employment.
          2.1 Employment Period. The employment of the Executive hereunder shall continue until December 31, 2007 (the “Initial Employment Period”), unless terminated earlier in accordance with the provisions of Section 4 of this Agreement.
          2.2 Extension. Unless terminated earlier in accordance with the provisions of Section 4 of this Agreement, the employment of the Executive hereunder shall continue after the end of the Initial Employment Period for additional one (1)-year periods (each an “Extension Period” and, together with the Initial Employment Period, the “Employment Period”), unless the Company or the Executive notifies the other in writing not less than one (1) year prior to the end of the Initial Employment Period, or the end of the applicable Extension Period, of its or the Executive’s election, in its or the Executive’s sole discretion, not to extend the Employment Period.
     3. Compensation and General Benefits.
          3.1 Base Salary.
               (a) During the Employment Period, and retroactively to December 4, 2005, the Company agrees to pay to the Executive an annual base salary in an amount equal to $350,000 (such base salary, as may be adjusted from time to time pursuant to Section 3.1(b), is referred to herein as the “Base Salary”). The Executive’s Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time for the payment of salaries to officers of the Company, but in no event less frequently than monthly.
               (b) The Board or the Compensation Committee established by the Board (the “Compensation Committee”) shall review the Executive’s performance on an annual basis and, based on such review, may change the Base Salary, as it, acting in its sole discretion, shall determine to be reasonable and appropriate.
          3.2 Bonus. With respect to the 2005 calendar year and with respect to each calendar year that commences during the Employment Period, the Executive shall be eligible to receive from the Company an annual performance bonus (the “Annual Bonus”) on a basis and in an amount to be determined by the Board or the Compensation Committee in the exercise of its sole discretion for the applicable year. Any Annual Bonus earned shall be payable in full as soon as reasonably practicable following the determination thereof, but in no event later than May 15 of the following year, and in accordance with the Company’s normal payroll practices and procedures. Except as otherwise expressly provided in Section 4 hereof, any Annual Bonus (or portion thereof) payable under this Section 3.2 shall not be payable unless the Executive is employed by the Company on the last day of the period to which such Annual Bonus relates.
          3.3 Expenses. During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3.3 or elsewhere herein, the Executive shall be entitled to receive reimbursement from the Company for all reasonable and necessary expenses incurred by the Executive in performing the Executive’s duties hereunder on behalf of the Company, subject to, and consistent with, the Company’s policies for expense payment and reimbursement, in effect from time to time.
          3.4 Fringe Benefits. During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive shall be entitled to participate in, and to receive benefits under, (a) any benefit plans, arrangements or policies made available by the Company to its employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan, arrangement or policy, and (b) without limiting the foregoing, the benefits set forth on Exhibit B attached hereto.
          3.5 Stock Options. During the Employment Period and subject to the approval of the Compensation Committee and the GNC Compensation Committee, or other Administrator of the Plan (as defined therein), the Executive shall be eligible to participate in and be granted awards under the General Nutrition Centers Holding Company (presently known as GNC Corporation) 2003 Omnibus Stock Incentive Plan (the “Plan”). In the event of a Change of Control (as defined in Exhibit A attached hereto), all of the Executive’s stock options granted pursuant to the Plan shall vest in full and become immediately exercisable.
     4. Termination.
          4.1 General. The employment of the Executive hereunder (and the Employment Period) shall terminate as provided in Section 2 hereof, unless earlier terminated in accordance with the provisions of this Section 4.
          4.2 Death or Disability of the Executive.
               (a) The employment of the Executive hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive, and (ii) at the option of the Company, upon not less than fifteen (15) days’ prior written notice to the Executive or the Executive’s personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 4.2(b) hereof). Upon termination for death or Total Disability, subject to reduction by any benefits paid or payable to the Executive, the Executive’s beneficiaries or estate under any Company-sponsored disability benefit plan program or policy for the period following such date of termination; provided, however, that no such reduction shall be made for any benefits paid upon the Executive’s death under the Company’s life insurance policy, (A) the Company shall pay to the Executive, guardian or personal representative, as the case may be, the Executive’s current Base Salary for the remainder of the Employment Period in effect immediately prior to the date of termination, and (B) subject further to the sole discretion of the Board or the Compensation Committee, the Company may also pay to the Executive, guardian or personal representative, as the case may be, a prorated share of the Annual Bonus pursuant to Section 3.2 hereof (based on the period of actual employment) that the Executive would have been entitled to had the Executive worked the full year during which the termination occurred, provided that bonus targets are met for the year of such termination. Any bonus shall be payable as soon as reasonably practicable following the determination thereof, but in no event later than

May 15 of the following year, and in accordance with the Company’s normal payroll practices and procedures.
               (b) Subject to the last sentence of this Section 4.2(b), for purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform, with or without reasonable accommodation, the material duties of the Executive required hereby, and that such disability has lasted for ninety (90) consecutive days or any one hundred twenty (120) days during the immediately preceding twelve (12)-month period or is, as of the date of determination, reasonably expected to last six (6) months or longer after the date of determination, in each case based upon medically available reliable information or (iii) Executive’s qualifying for benefits under the Company’s long-term disability coverage, if any. In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive hereby consents to (x) any examinations that the Board or the Compensation Committee determines are relevant to a determination of whether the Executive is mentally and/or physically disabled or are required by the Company physician, (y) furnish such medical information as may be reasonably requested and (z) waive any applicable physician patient privilege that may arise because of such examination. Notwithstanding anything to the contrary in this Section 4.2(b), Total Disability shall have the definition of “Disabled” contained in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in any instance in which amounts are paid under this Agreement as a result of Executive’s Total Disability and such amounts are treated as deferred compensation under Section 409A of the Code.
               (c) With respect to outstanding stock options and other equity-based awards held by the Executive as of the date of termination pursuant to this Section 4.2, (i) any such options that are not vested or exercisable as of such date of termination shall immediately expire and any such equity-based awards that are not vested as of such date of termination shall immediately be forfeited, and (ii) any such options that are vested and exercisable as of such date of termination shall expire immediately following the expiration of the one hundred eighty (180)-day period following such date of termination.
               (d) With respect to any shares of Common Stock of GNC (the “Common Stock”) held by the Executive that are vested as of the date of termination pursuant to this Section 4.2 (or issued pursuant to the exercise of options following such date of termination pursuant to Section 4.2(c) hereof), for the two hundred seventy (270)-day period following such date of termination, the Company (or its designee) shall have the right to purchase from the Executive or the Executive’s beneficiary, as applicable, and the Executive or the Executive’s beneficiary hereby agrees to sell any or all such shares to the Company (or the Company’s designee) for an amount equal to the product of (i) the per share current fair market value of a share of Common Stock (as determined by the Board in good faith) and (ii) the number of shares so purchased.

          4.3 Termination by the Company Without Cause or Resignation by the Executive For Good Reason.
               (a) The Company may terminate the Executive’s employment without “Cause” (as defined in Section 4.3(g)), and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time with no requirement for notice to the Executive.
               (b) The Executive may resign, and thereby terminate the Executive’s employment (and the Employment Period), at any time for “Good Reason” (as defined in Section 4.3(f) hereof), upon not less than sixty (60) days’ prior written notice to the Company specifying in reasonable detail the reason therefore; provided, however, that the Company shall have a reasonable opportunity to cure any such Good Reason (to the extent possible) within thirty (30) days after the Company’s receipt of such notice; and provided further that, if the Company is not seeking to cure, the Company shall not be obligated to allow the Executive to continue working during such period and may, in its sole discretion, accelerate such termination of employment (and the Employment Period) to any date during such period.
               (i) Executive may not terminate employment under this Agreement for Good Reason regarding any of the Company’s acts or omissions of which Executive had actual notice for 60 days or more prior to giving notice of termination for Good Reason.
               (ii) A determination of whether the Executive legitimately has Good Reason for termination of the Executive’s employment under this Agreement, and of whether the Company has effectively cured and thus eliminated the grounds for such Good Reason, shall be made only by the President of the Company, within the President’s sole judgment and discretion, acting in good faith after having met with the Company’s Vice President of Human Resources.
               (c) In the event the Executive’s employment is terminated pursuant to this Section 4.3, then, subject to Section 4.3(d) hereof, the following provisions shall apply:
               (i) The Company shall continue to pay the Executive the Base Salary to which the Executive would have been entitled pursuant to Section 3.1 hereof (at the Base Salary rate during the year of termination) had the Executive remained in the employ of the Company until the expiration of the Employment Period in effect immediately prior to the date of termination, with all such amounts payable in accordance with the Company’s normal payroll practices and procedures in the same manner and at the same time as though the Executive remained employed by the Company.
               (ii) If such termination occurs upon or within six (6) months following a Change of Control (as defined in Exhibit A attached hereto), the Company shall continue to pay the Executive the Base Salary to which the

Executive would have been entitled pursuant to Section 3.1 hereof (at the Base Salary rate during the year of termination) for the greater of (A) the period set forth in Section 4.3(c)(i) hereof or (B) a two (2)-year period following such date of termination, with all such amounts payable in accordance with the Company’s normal payroll practices and procedures in the same manner and at the same time as though the Executive remained employed by the Company.
               (iii) In the event the Executive’s employment is terminated pursuant to this Section 4.3 without Cause, and if the Company has previously effected reductions in the Executive’s Base Salary and the base salary of all executives at the same level as the Executive, which reductions were substantially similar, then the Base Salary rate for purposes of Section 4.3(c)(i) or (ii) hereof shall be the Base Salary rate in effect immediately prior to such reductions.
               (iv) Subject to the sole discretion of the Board or the Compensation Committee, the Company may pay to the Executive a prorated share of the Annual Bonus pursuant to Section 3.2 hereof (based on the period of actual employment) that the Executive would have been entitled to had the Executive worked the full year during which the termination occurred, provided that bonus targets are met for the year of such termination. The bonus shall be payable as soon as reasonably practicable following the determination thereof, but in no event later than May 15 of the following year, and in accordance with the Company’s normal payroll practices and procedures.
               (v) If the Executive elects continuation coverage (with respect to the Executive’s coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA Continuation Coverage”) with respect to the Company’s group health insurance plan, the Executive shall be responsible for payment of the monthly cost of COBRA Continuation Coverage. Unless prohibited by law, the Company shall reimburse the Executive for any portion of the monthly cost of COBRA Continuation Coverage that exceeds the amount of the monthly health insurance premium (with respect to the Executive’s coverage and/or any eligible dependent coverage) payable by the Executive immediately prior to the date of Executive’s termination, such reimbursements to continue (A) through the expiration of the Employment Period in effect immediately prior to the date of termination, or, (B) in the event that Executive’s Base Salary is being paid pursuant to Section 4.3(c)(ii), for the period set forth therein. The Company shall pay the reimbursements on a monthly basis in accordance with the Company’s normal payroll practices and procedures.
               (vi) With respect to outstanding options and other equity-based awards held by the Executive as of the date of termination pursuant to this Section 4.3, (A) any such options that are not vested or exercisable as of such date of termination shall immediately expire and any such equity-based awards that are not vested as of such date of termination shall immediately be forfeited, and (B) any such options that are vested and exercisable as of such date of termination shall expire immediately following the expiration of the ninety (90)-day period following such date of termination.
               (vii) With respect to any shares of Common Stock held by the Executive that are vested as of the date of termination pursuant to this Section 4.3 (or issued pursuant to the exercise of options following such date of termination pursuant to Section 4.3(c)(vi) hereof), for the one hundred eighty (180)-day period following such date of termination, the Company (or its designee) shall have the right to purchase from the Executive and the Executive hereby agrees to sell any or all such shares to the Company (or the Company’s designee) for an amount equal to the product of (A) the per share current fair market value of a share of Common Stock (as determined by the Board in good faith) and (B) the number of shares so purchased.
               (viii) The Executive shall continue to be entitled to the perquisites available to the Executive immediately preceding the Executive’s date of termination as provided in the Perquisite Policy for Senior Executives (as such policy may be amended by the Board from time to time), in each case (A) through the expiration of the Employment Period in effect immediately prior to the date of termination, or, (B) in the event that Executive’s Base Salary is being paid pursuant to Section 4.3(c)(ii), for the period set forth therein.
               (d) As a condition precedent to the Executive’s right to receive the benefits set forth in Section 4.3(c) hereof, the Executive agrees to execute a release of the Company and its respective Affiliates, officers, directors, stockholders, employees, agents, insurers, representatives and successors from and against any and all claims that the Executive may have against any such Person (as defined in Section 5.4(f) hereof) relating to the Executive’s employment by the Company and the termination thereof, such release to be in form and substance reasonably satisfactory to the Company.
               (e) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, vesting, distribution or transfer by the Company or any successor, or any Affiliate of the foregoing or by any other Person or that any other event occurring with respect to the Executive and the Company for the Executive’s benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a “Payment”) would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Code (and any regulations or guidance promulgated or issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the “Excise Tax”), then the amount of the Payment shall be reduced to the highest amount that may be paid by the Company or other entity without subjecting any such Payment to the Excise Tax (the “Payment Reduction”). The Executive shall have the right to designate those payments or benefits that shall be reduced or eliminated under the Payment Reduction to avoid the imposition of the Excise Tax, subject to the confirmation of the Accounting Firm (as defined herein) with respect to the intended effect thereof. Notwithstanding the foregoing, the Payment Reduction shall not apply if the Executive would, on a net after-tax basis, receive less compensation than if the Payment were not so reduced.
               (i) Subject to the provisions of Section 4.3(e)(ii), all determinations required to be made under this Section 4.3(e), including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, shall be made by PricewaterhouseCoopers LLP, or any other nationally recognized accounting firm that shall be the Company’s outside auditors at the time of such determination (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations to the Executive and the Company within fifteen (15) business days of the receipt of notice from the Company or the Executive that there will be a Payment that the Person giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm shall be borne by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive in determining whether a Payment Reduction is required and the amount thereof (subject to Sections 4.3(e)(ii) and (iii)), in the absence of material mathematical or legal error.
               (ii) As a result of uncertainty in the application of Section 4999 that may exist at the time of the initial determination by the Accounting Firm, it may be possible that in making the calculations required to be made hereunder, the Accounting Firm shall determine that a Payment Reduction need not be made that properly should be made (an “Overpayment”) or that a Payment Reduction not properly needed to be made should be made (an “Underpayment”). If, within seventy-five (75) days after the Accounting Firm’s initial determination under Section 4.3(e)(i), the Accounting Firm shall determine that an Overpayment was made, any such Overpayment shall be treated for all purposes, to the extent practicable and subject to applicable law, as a loan to the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code and shall be repaid by the Executive to the Company within thirty-five (35) days after the Executive receives notice of the Accounting Firm’s determination; provided, however, that the amount to be repaid by the Executive to the Company either as a loan or otherwise as a lump sum payment (where a loan is not practicable or permitted by law) shall be reduced to the extent that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in tax by reason of such repayment of the Overpayment. If the Accounting Firm shall determine that an Underpayment was made, any such Underpayment shall be due and payable by the Company to the Executive within thirty-five (35) days after the Company receives notice of the Accounting Firm’s determination.
               (iii) The Executive shall give written notice to the Company of any claim by the Internal Revenue Service that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within fifteen (15) days after the Executive shall have received written notice of such claim. The Executive shall cooperate with the Company in determining whether to contest or pay such claim and shall not pay such claim without the written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.
               (iv) This Section 4.3(e) shall remain in full force and effect following the termination of the Executive’s employment for any reason until the expiration of the statute of limitations on the assessment of taxes applicable to the Executive for all periods in which the Executive may incur a liability for taxes (including Excise Taxes), interest or penalties arising out of the operation of this Agreement.
               (f) For purposes of this Agreement, the Executive would be entitled to terminate the Executive’s employment for “Good Reason” if without the Executive’s prior written consent:
               (i) the Company fails to comply with any material obligation imposed by this Agreement;
               (ii) the Company changes the Executive’s position from that of Executive Vice President and Chief Operating Officer other than to a more senior position; provided, however, that a change in the Executive’s duties or responsibilities without a change in the Executive’s position as Executive Vice President and Chief Operating Officer shall not constitute Good Reason;
               (iii) the Company effects a reduction in the Executive’s Base Salary, unless all executives at the same level as the Executive receive a substantially similar reduction in base salary; or
               (iv) the Company requires the Executive to be based (excluding regular travel responsibilities) at any office or location more than 75 miles from the principal office of the Company.
               (g) For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events, and the Company shall have the sole discretion to determine the existence of Cause:
               (i) a failure by the Executive to comply with any obligation under this Agreement;
               (ii) the Executive’s being indicted for (A) any felony or (B) any misdemeanor that causes or is likely to cause harm or embarrassment to the Company or any of its Affiliates, in the reasonable judgment of the Board;
               (iii) theft, embezzlement or fraud by the Executive in connection with the performance of the Executive’s duties hereunder;

               (iv) the Executive’s engaging in any activity that gives rise to a material conflict with the Company or any of its Affiliates;
               (v) the misappropriation by the Executive of any material business opportunity of the Company or any of its Affiliates;
               (vi) any failure to comply with, observe or carry out the Company’s rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally and in effect from time to time, including (without limitation) those regarding conflicts, potential conflicts of interest or the appearance of a conflict of interest
               (vii) any failure to comply with, observe or carry out the rules, regulations, policies, directions, codes of ethics and/or conduct and restrictions established or approved by the Board from time to time for senior executive officers of the Company, including (without limitation) those regarding conflicts, potential conflicts of interest or the appearance of a conflict of interest;
               (viii) substance abuse or use of illegal drugs that, in the reasonable judgment of the Board, (A) impairs the Executive’s performance of the Executive’s duties hereunder or (B) causes or is likely to cause harm or embarrassment to the Company or any of its Affiliates; and
               (ix) engagement in conduct that Executive knows or should know is injurious to the Company or any of its Affiliates.
          4.4 Termination For Cause, Voluntary Resignation Other Than For Good Reason or Election Not to Extend the Employment Period.
               (a) (i) The Company may, upon action of the Board, terminate the employment of the Executive (and the Employment Period) at any time for “Cause,” (ii) the Executive may voluntarily resign other than for Good Reason and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30)-days’ prior written notice or (iii) either the Company or the Executive may elect not to extend or further extend the Employment Period pursuant to Section 2.2 hereof.
               (b) The following provisions shall apply upon termination by the Company for Cause, by the Executive as the result of resignation for other than for Good Reason, or by the Company or the Executive at the end of the Employment Period as the result of an election not to extend or further extend the Employment Period:
               (i) The Executive shall be entitled to receive all amounts of earned but unpaid Base Salary and benefits accrued through the date of such termination. Except as provided below, all other rights of the Executive (and all obligations of the Company) hereunder shall terminate as of the date of such termination.

               (ii) With respect to outstanding options and other equity-based awards held by the Executive as of the date of termination pursuant to this Section 4.4, (A) any such options that are not vested or exercisable as of such date of termination shall immediately expire and any such equity-based awards that are not vested as of such date of termination shall immediately be forfeited, and (B) any such options that are vested and exercisable as of such date of termination shall expire immediately following the expiration of the ninety (90)-day period following such date of termination.
               (iii) With respect to any shares of Common Stock held by the Executive that are vested as of the date of termination pursuant to this Section 4.4 (or issued pursuant to the exercise of options following such date of termination pursuant to Section 4.4(b)(ii) hereof), for the one hundred eighty (180)-day period following such date of termination, the Company (or its designee) shall have the right to purchase from the Executive and the Executive hereby agrees to sell any or all such shares to the Company (or the Company’s designee) for an amount equal to the product of (A) the per share current fair market value of a share of Common Stock (as determined by the Board in good faith) and (B) the number of shares so purchased.
               (c) Before the Company may terminate the Executive for Cause pursuant to Section 4.4(a)(i), the Board shall deliver to the Executive a written notice of the Company’s intent to terminate the Executive for Cause, and the Executive shall have been given a reasonable opportunity to cure any such acts or omissions (which are susceptible of cure as reasonably determined by the Board) within thirty (30) days after the Executive’s receipt of such notice.
          4.5 Resignation from Officer Positions. Upon the termination of the Executive’s employment for any reason (unless otherwise agreed in writing by the Company and the Executive), the Executive will be deemed to have resigned, without any further action by the Executive, from any and all officer, director and/or director positions that the Executive, immediately prior to such termination, (a) held with the Company or any of its Affiliates and (b) held with any other entities at the direction of, or as a result of the Executive’s affiliation with, the Company or any of its Affiliates. If for any reason this Section 4.5 is deemed to be insufficient to effectuate such resignations, then Executive will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, the Executive hereby designates the Secretary or any Assistant Secretary of the Company and of any Affiliate to execute any such documents or instruments as the Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or Affiliate is deemed by the Company or the Affiliate to be a more expedient means to effectuate such resignation or resignations.

     5. Confidentiality, Work Product and Non-Competition and Non-Solicitation.
          5.1 Confidentiality.
               (a) In connection with the Executive’s employment with the Company, the Company promises to provide the Executive with access to “Confidential Information” (as defined in Section 5.4(d) hereof) in support of the Executive’s employment duties. The Executive recognizes that the Company’s business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all Confidential Information. At all times, both during and after the Employment Period, the Executive shall not directly or indirectly: (i) appropriate, use or disclose, or otherwise “Misappropriate” (as defined in Section 5.4(e) hereof), any Confidential Information, including, without limitation, originals or copies of any Confidential Information, in any media or format, except for the Company’s benefit within the course and scope of the Executive’s employment or with the prior written consent of the Chief Executive Officer of the Company (the “Chief Executive Officer”); or (ii) take or encourage any action that would circumvent, interfere with or otherwise diminish the value or benefit of the Confidential Information to any of the Company Parties (as defined in Section 5.4(b) hereof).
               (b) All Confidential Information is the property of the respective Company Parties, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement.
               (c) The Executive acknowledges and agrees that:
               (i) the Executive occupies a unique position within the Company, and the Executive is and will be intimately involved in the development and/or implementation of Confidential Information;
               (ii) in the event the Executive breaches this Section 5.1 with respect to any Confidential Information, such breach shall be deemed to be a Misappropriation of such Confidential Information; and
               (iii) any Misappropriation of Confidential Information will result in immediate and irreparable harm to the Company.
               (d) Upon receipt of any formal or informal request seeking the Executive’s direct or indirect disclosure or production of any Confidential Information to any Person, the Executive shall promptly and timely notify the Company and provide a description and, if applicable, hand deliver a copy of such request to the Company. The Executive irrevocably nominates and appoints the Company as the Executive’s true and lawful attorney-in-fact to act in the Executive’s name, place and stead to perform any act that the Executive might perform to defend and protect against any disclosure of Confidential Information.
               (e) At any time the Company may request, during or after the Employment Period, the Executive shall deliver to the Company all originals and copies of Confidential Information and other Company property within the Executive’s possession, custody or control, regardless of form or format, including, without limitation any Confidential Information produced by the Executive. Both during and after the Employment Period, the Company shall have the right of reasonable access to review, inspect, copy and/or confiscate any Confidential Information within the Executive’s possession, custody or control.
               (f) During the Employment Period, the Executive represents and agrees that the Executive will not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that the Executive will not bring onto the premises of the Company or access such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of the Company.
          5.2 Work Product/Intellectual Property.
               (a) Assignment. The Executive hereby assigns to the Company all right, title and interest to all “Work Product” (as defined in Section 5.4(h) hereof) that relates to any of the Company Parties’ actual or anticipated business, research and development or existing or future products or services, or that is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of any of the Company Parties (including, without limitation, any intellectual property rights).
               (b) Disclosure. The Executive shall promptly disclose Work Product to the Chief Executive Officer and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm the ownership and proprietary interest of any of the Company Parties in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Executive shall not file any patent or copyright applications related to any Work Product except with the written consent of the Chief Executive Officer.
          5.3 Non-Competition and Non-Solicitation.
               (a) In consideration of the Confidential Information being provided to the Executive as stated in Section 5.1 hereof, and other good and valuable new consideration as stated in this Agreement, including, without limitation, employment and/or continued employment with the Company, and the business relationships, Company goodwill, work experience, customer relationships and other fruits of employment that the Executive will obtain, use and develop under this Agreement, the Executive agrees to the restrictive covenants stated in this Section 5.3.
               (b) During the Employment Period and until the end of the Restricted Period (as defined in Section 5.4(g) hereof), the Executive agrees that the Executive will not, directly or indirectly, on the Executive’s own behalf or on the behalf of any other Person, within the United States of America or in any other country or territory in which the businesses of the Company are conducted:
               (i) engage in a Competing Business, including, without limitation, by owning, managing, operating, controlling, being employed by,

providing services as a consultant or independent contractor to or participating in the ownership, management, operation or control of any Competing Business;
               (ii) induce or attempt to induce any customer, vendor, supplier, licensor or other Person in a business relationship with any Company Party, for which the Executive or employees working under the Executive’s supervision had any direct or indirect responsibility during the Employment Period, (A) to do business with a Competing Business, or (B) to cease, restrict, terminate or otherwise reduce business with the Company for the benefit of a Competing Business, regardless of whether the Executive initiates contact; or
               (iii) (A) solicit, recruit, persuade, influence, or induce, or attempt to solicit, recruit, persuade, influence, or induce anyone employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant), to cease or leave their employment or contractual or consulting relationship with any Company Party, regardless of whether the Executive initiates contact for such purposes, or (B) hire, employ or otherwise attempt to establish, for any Person, any employment, agency, consulting, independent contractor or other business relationship with any Person who is or was employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant).
               (c) The parties hereto acknowledge and agree that, notwithstanding anything in Section 5.3(b)(i) hereof, (i) the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 5.3(b)(i), as long as with respect to each such investment the securities held by the Executive do not exceed five percent (5%) of the outstanding securities of such Person and such securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) the Executive may serve on the board of directors (or other comparable position) or as an officer of any entity at the request of the Board; provided, however, that in the case of investments otherwise permitted under clause (i) above, the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend the Executive’s name to, any such Person.
               (d) The Executive acknowledges and agrees that, for purposes of this Section 5.3, indirect acts by the Executive shall include, without limitation, an act by the Executive’s spouse, ancestor, lineal descendant, lineal descendant’s spouse, sibling or other member of the Executive’s immediate family.
               (e) the Executive acknowledges that (i) the restrictive covenants contained in this Section 5.3 hereof are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement, (ii) at the time that these restrictive covenants are made, the limitations as to time, geographic scope and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the good will and other legitimate business interests of the Company, including without limitation, Confidential Information (including trade secrets), relationships with existing and prospective customers, customer goodwill and business productivity, (iii) in the event of termination of the Executive’s employment, the Executive’s experiences and capabilities are such that the Executive can obtain gainful employment without violating this Agreement and without the Executive incurring undue hardship, and (iv) based on the benefits stated in Sections 3 and 5.1 hereof and other new consideration as recited in Section 5.3(a) hereof, including, without limitation, the disclosure and use of Confidential Information, the restrictive covenants of this Section 5.3, as applicable according to their terms, shall remain in full force and effect even in the event of the Executive’s involuntary termination from employment, with or without Cause.
          5.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               (a) An “Affiliate” of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
               (b) “Company Parties” means the Company, and its direct and indirect parents, subsidiaries and Affiliates, and their successors in interest.
               (c) “Competing Business” means any business that competes with any of the Company Parties, including, without limitation, any enterprise that engages in, owns or operates businesses that market, sell, distribute, manufacture or otherwise are involved in the nutritional supplements industry.
               (d) Confidential Information.
               (i) Definition. “Confidential Information” means any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to any of the Company Parties (as well as their customers and/or vendors) that is confidential, proprietary or trade secret (A) by its nature, (B) based on how it is treated or designated by a Company Party, (C) because the disclosure of which would have a material adverse effect on the business or planned business of any of the Company Parties and/or (D) as a matter of law.
               (ii) Exclusions. Confidential Information does not include material, data, and/or information (A) that any Company Party has voluntarily placed in the public domain, (B) that has been lawfully and independently developed and publicly disclosed by third parties, (C) that constitutes the general non-specialized knowledge and skills gained by the

Executive during the Employment Period or (D) that otherwise enters the public domain through lawful means; provided, however, that the unauthorized appropriation, use or disclosure of Confidential Information by the Executive, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.
               (iii) Inclusions. Confidential Information includes, without limitation, the following information (including without limitation, compilations or collections of information) relating or belonging to any Company Party (as well as their customers and/or vendors) and created, prepared, accessed, used or reviewed by the Executive during or after the Employment Period: (1) product and manufacturing information, such as ingredients, combinations of ingredients and manufacturing processes; (2) scientific and technical information, such as research and development, tests and test results, formulas and formulations and studies and analysis; (3) financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, non-public financial statements and reports, profit and loss information, margin information and financial performance information; (4) customer related information, such as customer related contracts, engagement and scope of work letters, proposals and presentations, customer related contacts, lists, identities, and prospects, customer practices, plans, histories, requirements and needs, customer related price information and formulae and information obtained from customers concerning their products, businesses or equipment specifications; (5) vendor and supplier related information, such as the identities, practices, history or services of any vendors or suppliers and vendor or supplier contacts; (6) sales, marketing and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices and techniques and pricing schedules and lists; (7) database, software, and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software and computer-stored or backed-up information including e-mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images and video; (8) employee-related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, experience), compensation and needs of employees, representatives and contractors and training methods; and (9) business- and operation-related information, such as operating methods, procedures, techniques, practices and processes, information about acquisitions, corporate or business opportunities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists and other written and graphic business records.

               (e) “Misappropriate”, or any form thereof, means:
               (i) the acquisition of any Confidential Information by a Person who knows or has reason to know that the Confidential Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy, or espionage through electronic or other means (each, an “Improper Means”); or
               (ii) the disclosure or use of any Confidential Information without the express consent of the Company by a Person who (A) used Improper Means to acquire knowledge of the Confidential Information; or (B) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Confidential Information was (x) derived from or through a Person who had utilized Improper Means to acquire it, (y) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, or (z) derived from or through a Person who owed a duty to the Company to maintain its secrecy or limit its use; or (C) before a material change of his or her position, knew or had reason to know that it was a Confidential Information and that knowledge of it had been acquired by accident or mistake.
               (f) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.
               (g) “Restricted Period” means the longer of (i) twelve (12) months after the date of termination of employment (the Executive’s last day of work for the Company) or (ii) the period during which the Executive is receiving payments from the Company pursuant to Section 4 hereof.
               (h) “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by the Executive either alone or with others in the course of employment with the Company (including employment prior to the date of this Agreement).
          5.5 Remedies. Because the Executive’s services are unique and because the Executive has access to Confidential Information, the Executive acknowledges and agrees that if the Executive breaches any of the provisions of Section 5 hereof, the Company may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy. The restrictive covenants stated in Section 5 hereof are without prejudice to the Company’s rights and causes of action at law.

          5.6 Interpretation; Severability.
               (a) The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions and the other obligations contained in this Agreement, and the Executive recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate business interests.
               (b) The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Company’s valid business interests. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive.
     6. Miscellaneous.
          6.1 Public Statements.
               (a) Media Nondisclosure. The Executive agrees that during the Employment Period or at any time thereafter, except as may be authorized in writing by the Company, the Executive will not directly or indirectly disclose or release to the Media any information concerning or relating to any aspect of the Executive’s employment or termination from employment with the Company and/or any aspect of any dispute that is the subject of this Agreement. For the purposes of this Agreement, the term “Media” includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room and/or program (past, present and/or future), whether published through the means of print, radio, television and/or the Internet or otherwise, and any member, representative, agent and/or employee of the same.
               (b) Non-Disparagement. The Executive agrees that during the Employment Period or at any time thereafter, the Executive will not make any statements, comments or communications in any form, oral, written or electronic to any Media or any customer, client or supplier of the Company or any of its Affiliates, which would constitute libel, slander or disparagement of the Company or any of its Affiliates, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Company or any of its Affiliates; provided, however, that the terms of this Section 6.1(b) shall not apply to communications between the Executive and, as applicable, the Executive’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The Executive further agrees that the Executive will not in any way solicit any such statements, comments or communications from others.
          6.2 ARBITRATION. SUBJECT TO THE RIGHTS UNDER SECTION 6.3 HEREOF TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF, BINDING ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY AND ALL DISPUTES, CLAIMS, OR CONTROVERSIES, WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY OR TERMINATION FROM THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) (COLLECTIVELY, “DISPUTES”). THE PARTIES EACH WAIVE THE RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO ADJUDICATE THEIR DISPUTES UNDER THIS AGREEMENT OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT. In the event either party provides a notice of arbitration of any dispute to the other party, the parties agree to submit that dispute to a single arbitrator selected from a panel of arbitrators of JAMS located in Pittsburgh, Pennsylvania. The arbitration will be governed by the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the arbitration is commenced. If for any reason JAMS cannot serve as the arbitration administrator, the Company may select an alternative arbitration administrator such as the American Arbitration Association, to serve under the terms of this Agreement.
               (a) VENUE. THE PARTIES STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION PROCEEDING (AND OF ANY OTHER PROCEEDING, INCLUDING ANY COURT PROCEEDING, UNDER THIS AGREEMENT) SHALL BE ALLEGHENY COUNTY, PENNSYLVANIA (THE “AGREED VENUE”).
               (b) Authority and Decision. The arbitrator shall have the authority to award the same damages and other relief that a court could award. The arbitrator shall issue a reasoned award explaining the decision and any damages awarded. The arbitrator’s decision will be final and binding upon the parties and enforceable by a court of competent jurisdiction. The parties will abide by and perform any award rendered by the arbitrator. In rendering the award, the arbitrator shall state the reasons therefor, including (without limitation) any computations of actual damages or offsets, if applicable.
               (c) Fees and Costs. In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne by the parties as determined by the arbitrator, except for any initial registration fee, which the parties shall bear equally. Otherwise, the parties shall each bear their own costs, expenses and attorneys’ fees incurred in arbitration; provided, however, that the prevailing party shall be entitled to recover and have awarded its attorneys’ fees, court costs, arbitration expenses, and its portion of the fees and costs charged by JAMS or other arbitration administrator, regardless of which party initiated the proceedings, in addition to any other relief to which it may be entitled.
               (d) Limited Scope. The following are excluded from binding arbitration under this Agreement: claims for workers’ compensation benefits or unemployment benefits; replevin; and claims for which a binding arbitration agreement is invalid as a matter of law.
          6.3 Injunctive Relief. The parties hereto may seek injunctive relief in arbitration; provided, however, that as an exception to the arbitration agreement set forth Section 6.2 hereof, the parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request injunctive or other equitable relief regarding the terms of Sections 5 or 6.2 hereof. The exclusive venue of any such proceeding shall be in the Agreed Venue. The parties agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue, (b) to waive any and all defenses the Executive may have on the grounds of lack of jurisdiction of such court and (c) that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief. Evidence adduced in any such proceeding for an injunction may be used in arbitration as well. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a party hereto may have at law or in equity.
          6.4 Settlement of Existing Rights. In exchange for the other terms of this Agreement, the Executive acknowledges and agrees that: (a) the Executive’s entry into this Agreement is a condition of employment and/or continued employment with the Company, as applicable; (b) except as otherwise provided herein, this Agreement will replace any existing employment agreement between the parties and thereby act as a novation, if applicable; (c) the Executive is being provided with access to Confidential Information, including, without limitation, proprietary trade secrets of one or more Company Parties, to which the Executive has not previously had access; (d) all Company inventions and intellectual property developed by the Executive during any past employment with the Company and all goodwill developed with the Company’s clients, customers and other business contacts by the Executive during any past employment with Company, as applicable, is the exclusive property of the Company; and (e) all Confidential Information and/or specialized training accessed, created, received or utilized by the Executive during any past employment with Company, as applicable, will be subject to the restrictions on Confidential Information described in this Agreement, whether previously so agreed or not.
          6.5 Entire Agreement; Waiver. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.
          6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.
          6.7 Successors and Assigns; Binding Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns. This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others. As used herein, the term “successor” as it relates to the Company, shall include, but not be limited to, any successor by way of merger, consolidation, or sale of all or substantially all of such Person’s assets or equity interests.
          6.8 Representation by Counsel; Independent Judgment. Each of the parties hereto acknowledges that (a) it or the Executive has read this Agreement in its entirety and understands all of its terms and conditions, (b) it or the Executive has had the opportunity to consult with any individuals of its or the Executive’s choice regarding its or the Executive’s agreement to the provisions contained herein, including legal counsel of its or the Executive’s choice, and any decision not to was the Executive’s or its alone, and (c) it or the Executive is entering into this Agreement of its or the Executive’s own free will, without coercion from any source, based upon its or the Executive’s own independent judgment.
          6.9 Interpretation. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that the Executive, it, or the Executive’s or its counsel was the drafter thereof.
          6.10 Survival. The provisions of Sections 4.3(e), 5 and 6 hereof shall survive the termination of this Agreement.
          6.11 Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:
If to the Company, to:
General Nutrition Centers, Inc.
300 Sixth Avenue
Pittsburgh, PA 15222
Attention: General Counsel

with a copy (which shall not constitute notice) to:
Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201-4761
Attention: Ronald M. Gaswirth, Esq.
Telephone: (214) 999-4601
Facsimile: (214) 999-3601
E-mail: rgaswirth@gardere.com
If to the Executive, to:
Robert Homler
c/o General Nutrition Centers, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
or to such other address as one party may provide in writing to the other party from time to time.
          6.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.
          6.13 Captions. Paragraph headings are for convenience only and shall not be considered a part of this Agreement.
          6.14 No Third Party Beneficiary Rights. Except as otherwise provided in this Agreement, no entity shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.
          6.15 Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which Executive has agreed.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, on the Execution Date to be effective for all purposes as of the Effective Date.

WITNESS/
ATTEST:	GENERAL NUTRITION CENTERS, INC.

/s/ Ron Gaswirth	By:	/s/ Robert J. DiNicola

Name: Robert J. DiNicola
Title: Chairman of the Board

/s/ Ron Gaswirth	By:	/s/ Joseph Fortunato

Name: Joseph Fortunato
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Ron Gaswirth	/s/ Robert Homler

Name: Robert Homler

EXHIBIT A
Definition of Change of Control
     “Change of Control” means:
     (1) any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of GNC or any successor company, including, without limitation, through a merger or consolidation or purchase of Voting Stock of GNC; provided that the Permitted Holders or their Related Parties do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the GNC Board of Directors; provided further that the transfer of 100% of the Voting Stock of GNC to a Person that has an ownership structure identical to that of GNC prior to such transfer, such that GNC becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control for purposes of the indenture;
     (2) after an initial public offering of Capital Stock of GNC, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the GNC Board of Directors, together with any new directors whose election by such GNC Board of Directors or whose nomination for election by the stockholders of GNC was approved by a vote of a majority of the directors of GNC then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the GNC Board of Directors then in office;
     (3) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of GNC and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or
     (4) the adoption of a plan relating to the liquidation or dissolution of GNC.
     For purposes of this definition, the following terms shall have the meanings set forth below:
     An “Affiliate” of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
     “Apollo” means Apollo Management V, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.
     “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “GNC” means GNC Corporation, a Delaware corporation.
     “GNC Board of Directors” means the Board of Directors of GNC or any committee thereof duly authorized to act on behalf of such Board of Directors.
     “Permitted Holder” means Apollo.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.
     “Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
     “Related Party” means:
     (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or
     (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).
     “Subsidiary” means, with respect to any specified Person:
     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
     “Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.
     Notwithstanding anything to the contrary in this Exhibit A, the definition of Change of Control shall be interpreted consistently with the definition of “Change of Control” contained in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations and guidance issued by the Internal Revenue Service under Section 409A of the Code, including IRS Notice 2005-1.

EXHIBIT B
Fringe Benefits
1.	Health insurance in accordance with the Company’s health insurance plan or program in effect from time to time.

2.	Prescription drug coverage in accordance with the Company’s health insurance plan or program, or separate prescription drug coverage plan or program, in effect from time to time.

3.	Dental insurance in accordance with the Company’s dental insurance plan or program in effect from time to time.

4.	Long-term disability insurance in accordance with the Company’s long-term disability insurance plan or program in effect from time to time.

5.	Short-term disability insurance in accordance with the Company’s short-term insurance plan or program in effect from time to time.

6.	Life insurance coverage in amount equal to one (1) times Base Salary.

7.	Automobile allowance in an annual amount equal to $11,500, which shall be paid in 26 equal bi-weekly installments each year in accordance with the Company’s normal payroll practices and procedures in effect from time to time.

8.	Professional Assistance with an annual value in an amount equal to $10,500, which shall be paid in 26 equal bi-weekly installments each year in accordance with the Company’s normal payroll practices and procedures in effect from time to time.

9.	A supplemental retirement allowance in an annual amount equal to $10,000, which shall be paid in 26 equal bi-weekly installments each year in accordance with the Company’s normal payroll practices and procedures in effect from time to time.

10.	A financial planning and tax preparation allowance in an amount equal to $8,000 per year, which shall be paid in 26 equal bi-weekly installments each year in accordance with the Company’s normal payroll practices and procedures in effect from time to time.

11.	A downtown Pittsburgh parking lease with an annual value in an amount equal to $3,300.

12.	An executive medical allowance in an annual amount equal to $6,000, which shall be paid in 26 equal bi-weekly installments each year in accordance with the Company’s normal payroll practices and procedures in effect from time to time.
B-1